Exhibit 15

December 1, 2022

To the Shareholders and Board of Directors of Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, 333-163200, 333-254501, and 333-256562 on Forms S-8 and No. 333-237519 on Form S-3) of Dollar General Corporation of our report dated December 1, 2022, relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Form 10-Q for the quarter ended October 28, 2022.

/s/ Ernst & Young LLP
Nashville, Tennessee